                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of June 1, 2000, by and between ExpoExchange, LLC, a Delaware limited liability company ("Employer"), and Michael Goodwin ("Executive"):

                                   Background

     On January 1, 1998, Employer and Executive entered into an Employment Agreement (the "1998 Employment Agreement") pursuant to which Executive was offered employment with Employer as the President and Chief Executive Officer of Employer.

     On May 31, 2000, Galaxy Information Services LLC acquired the E-Products Division of Third Millennium Communications and changed its name to ExpoExchange, LLC (collectively, the "Business"). The Board of ExpoExchange wishes to appoint Executive as the President of the Galaxy Division of Employer with effect from June 1, 2000.

     As a result of the acquisition, the parties desire to amend and restate the 1998 Employment Agreement.

     In consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                        TERM OF AGREEMENT AND EMPLOYMENT

     Section 1.01 Commencing on the date of this Agreement and for a period ending on the third anniversary hereof (the "Term"), subject to earlier termination as provided in Article VI hereof, Employer hereby employs Executive and Executive hereby accepts employment with Employer as the President of the Galaxy Division of Employer. Subject to the direction and ultimate authority of the Chairman of the Board, the Chief Executive Officer and the Board of Directors of Employer, Executive shall be responsible for the overall performance of the Galaxy Division and, in particular, Executive's responsibilities are set forth on Exhibit A. Employer and Employer's subsidiaries are collectively referred to below as the "Related Entities."

     Section 1.02 The term of this Agreement shall continue from year to year after May 31, 2003, unless terminated by written notice, given by either party to the other, on or before the date which is one year prior to the expiration date of the term hereof or prior to the expiration of any extended term.

                                   ARTICLE II

                       DUTIES AND OBLIGATIONS OF EXECUTIVE

         Section 2.01 At all times during the performance of this Agreement, Executive shall adhere to each Related Entity's policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended.

         Section 2.02 Executive shall devote substantially all of his business time, ability and attention to the operations of the Business during the term of this Agreement and shall not, whether directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with Employer's prior written consent.

                                  ARTICLE III

                                  COMPENSATION

         Section 3.01 As full compensation for his services hereunder, Employer shall pay Executive an annual salary of One Hundred Eighty Thousand ($180,000), payable in equal semi-monthly installments (the "Base Salary"). On each December 31, the Base Salary shall be increased by an amount equal to the percentage increase during the previous calendar year in the Consumer Price Index, All Items, in the Fredrick, Maryland metropolitan area.

         Section 3.02 In addition to the Base Salary, Executive shall be eligible to participate in The Official Information Company's (TOIC) Key Employee Bonus Plan (the "Bonus Plan"). The Chief Executive Officer of TOIC has the authority in its sole and absolute discretion to select the participants in the Bonus Plan and to determine the bonus formula for each participant. Executive shall continue to participate in the Bonus Plan with respect to 2000. If Executive is selected to participant in the Bonus Plan for any year after 2000, Executive shall be notified in writing prior to the beginning of such year.

         Section 3.03 Contemporaneously with the execution of this Agreement, Employer and Executive are executing an agreement in the form attached as Exhibit A pursuant to which TOIC and Executive agree that Executive's participation in TOIC's Key Executive Equity Appreciation Plan shall be frozen.

         Section 3.04 Contemporaneously with the execution of this Agreement, Employer and Executive are executing an agreement in the form attached as Exhibit B pursuant to which Executive is being granted 200,000 Options under the ExpoExchange, LLC 2000 Unit Option Plan. The Option Agreement will provide, among other things, that:

         CLASS A OPTIONS:

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

(1) 80,000 of the Options will vest upon the earlier of (x) the third anniversary of the date of grant and (y) the date of a Change of Control (as defined below); and

(2) 20,000 of the Options will vest upon the earlier of (x) the third anniversary of the date of grant and (y) on the first anniversary of a Change of Control, but only if the Executive remains employed by Employer or the surviving company for one year following the Change of Control, except that the remaining 20,000 Options shall become immediately vested if Executive is not offered continuation of employment by Employer or the surviving company at a comparable position and at a salary and other compensation arrangements at least as favorable as then in effect or if Executive accepts employment and subsequently is terminated without Cause or terminates his employment for Good Reason. Such Options, together with the 80,000 Options referred to in clause (1) above, are referred to herein as the "Class A Options."

CLASS B OPTIONS:

(3) In addition, Executive will be granted an additional 100,000 Options (the "Class B Options") which will vest in accordance with the vesting schedule set forth in clauses (1) and (2) above; provided, however, that Executive will only be able to exercise 20,000 of such number of Class B Options for each 1% (rounded to the nearest whole percentage) by which EBITDA (as defined below) for 2001 exceeds One Hundred Five percent (105%) of Employer's Annual EBITDA Budget (as defined below) for 2001 (the "2001 Performance Condition") (but in no event more than 175,000 Options).

     "Annual EBITDA Budget" means the budgeted EBITDA for Employer prepared by management and jointly approved by the Chairman of the Board and the Chief Executive Officer of Employer, as it may be adjusted by the Chairman of the Board and the Chief Executive Officer of Employer to reflect special factors (including material changes in accounting policies or practices, material acquisitions or dispositions or other unusual or unplanned items) which, in their reasonable judgment, should or should not be taken into account, in whole or part, in furtherance of the equitable administration of the Plan. "EBITDA" means the consolidated earnings of Employer before all interest, taxes, depreciation and amortization, excluding any extraordinary or unusual nonrecurring items of income and expenses, as determined in accordance with generally accepted accounting principles. EBITDA shall be calculated after taking into account the payment of any bonuses with respect to that fiscal year pursuant to any existing bonus programs.

     Notwithstanding the foregoing, (i) if Executive's employment is terminated with Cause (other than pursuant to Section 6.01(e) at any time after November 30, 2001) or Executive terminates his employment without Good Reason, all unvested Options shall immediately terminate and be of no further force or effect, (ii) if Executive's employment is terminated with Cause pursuant to Section 6.01(e) at any time after November 30, 2001, his Options will be deemed to have vested, if at all, at the rate of 34% on the first anniversary of the date of grant and at the rate of 8.25% at the end of each 3-month period commencing on the first anniversary of the grant date and ending on the date of termination (up to 100% vested),
(iii) if Executive's employment is terminated due to his death or disability, his Options will be deemed to have vested, if at all, at the rate of 34% on the first anniversary of the date of grant and at the rate of 8.25% at the end of each 3-month period commencing on the first anniversary of the grant date and ending six months after the date of death or disability (up to 100% vested) and
(iv) except as provided in clause (2) above after a Change of Control with respect to the 20,000 Class A Options and 20,000 Class B Options, if Executive's employment is terminated without Cause or Executive terminates his employment for Good Reason, his Options will be deemed to have vested, if at all, at the rate of 34% on the first anniversary of the date of grant and at the rate of 8.25% at the end of each 3-month period commencing on the first anniversary of the grant date and ending on the first anniversary of the date of termination (up to 100% vested); provided, however, that with respect to any Class B Options, exercise of such Options is subject to the satisfaction of the 2001 Performance Condition (except if Executive's employment is terminated without Cause or Executive terminates his employment for Good Reason prior to December 31, 2001).

     The term "Change of Control" shall mean (i) a sale of all or substantially all of the assets of Employer or (ii) a sale by TOIC Holdings, LLC (other than to an affiliate) or a merger or other transaction or series of transactions which results in TOIC Holdings, LLC or its affiliates owning less than 35% of the outstanding LLC Units or stock of Employer; provided, however, if TOIC Holdings, LLC and its affiliates collectively are not the single largest equity holder after giving effect to such transaction(s), then a "Change of Control" shall mean a sale by TOIC Holdings, LLC (other than to an affiliate) or a merger or other transaction or series of transactions which results in TOIC Holdings, LLC or its affiliates owning less than 40% of the outstanding LLC Units or stock of Employer.

                                   ARTICLE IV

                                    BENEFITS

     Section 4.01 Executive shall be entitled to participate in all benefit plans generally available to employees of Employer and, subject to Section 6, to receive vacation, sick leave and leaves of absence in accordance with general employee policies.

                                   ARTICLE V

                                BUSINESS EXPENSES

         Section 5.01 Employer shall reimburse Executive, in accordance with Employer's policies, for all reasonable out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder. Executive shall furnish to Employer documentary evidence of each such expense in the form required to comply with Employer's policies and all applicable federal and state tax statutes and regulations issued thereunder for the substantiation of such expense as a tax deduction.

                                   ARTICLE VI

                            TERMINATION OF EMPLOYMENT

         Section 6.01 Termination with Cause. Employer may terminate Executive's employment at any time for Cause by giving written notice of such termination to Executive. For purposes of this Agreement, cause shall mean:

         (a) The conviction of Executive of a felony that has a material adverse effect on Employer or its reputation or has a material adverse effect on Executive's ability to perform his duties and responsibilities hereunder;

         (b) Fraud, embezzlement or other material and intentional misappropriation by Executive of funds or property of Employer or any Related Entities;

         (c) A material breach of Executive's fiduciary duties as an employee of Employer (if uncured after 15 days written notice thereof);

         (d) Any gross misconduct of Executive which is injurious in any material respect to Employer or any Related Entity (if uncured after 15 days written notice thereof); or

         (e) Executive's failure to perform in any material respect his material obligations under this Agreement (if uncured after 15 days written notice thereof), other than as a result of death or disability.

                  If Employer terminates Executive's employment for Cause under this Section 6.01, Executive shall be entitled to receive his accrued Base Salary through the date of such termination and shall not be entitled to any severance pay.

         Section 6.02 Termination Resulting from Death or Disability. If, as the result of any physical or mental disability, Executive shall fail or be unable to perform in a satisfactory manner a material portion of his duties and obligations hereunder for a period of 180 consecutive days or for a total of 180 days in any twelve (12) month period, Employer may, upon thirty (30) days prior written notice to Executive, terminate Executive's employment hereunder. Any dispute as to a disability shall be resolved by a medical doctor selected jointly by Employer and Executive.

                  The death of Executive shall terminate his employment hereunder, effective at the time of death.

                  In the event of termination resulting from disability or death, Executive or his estate, as the case may be, shall receive Executive's Base Salary through the date of termination and a pro-rated portion (based on the number of days in the year in which Executive was employed) of the Bonus, if any, calculated for the portion of such calendar year through the last day of the month preceding the month in which Executive's employment terminated.

         Section 6.03 Termination for Other Reasons. Employer may terminate Executive's employment for any reason at any time by giving written notice of such termination to Executive. If Executive's employment is terminated by Employer pursuant to this provision (i.e., other than pursuant to Section 6.01, 6.02 or 6.04), Executive shall cease receiving his Base Salary as of the date of such termination and (a) Employer shall pay Executive severance pay in an amount equal to Executive's Base Salary (calculated at the rate of Executive's annual salary at the time of such termination) through the earlier of (i) the then current term of this Agreement and (ii) one (1) year after the date of such termination (the "Severance Period") and a pro-rated portion (based on the number of days in the year in which Executive was employed) of the bonus, if any, calculated for the portion of such calendar year through the last day of the month preceding the month in which Executive's employment terminated and (b) Employer shall maintain in full force and effect Executive's continued participation in the benefit plans generally available to employees of Employer in which Executive was participating immediately prior to such termination until the earlier of (i) one (1) year after the date of such termination and (ii) Executive's commencement of Executive's eligibility for benefit coverage with a new employer; provided, however, such severance payments are expressly conditioned upon Executive providing to Employer a release of Employer and its affiliates, in form and substance reasonably satisfactory to Employer and Executive, from any and all claims which Executive may have in respect of such termination or under this Agreement. At the end of the period of participation in such benefit plans, Employer will assure that Executive receives all additional benefits required by law, e.g., COBRA. The payment of the severance pay referred to in clause (a) above shall be payable during the Severance Period in accordance with the same schedule of payments provided for Executive's Base Salary pursuant to Section 3.01.

         Section 6.04 Termination by Executive for Good Reason. The Executive shall be entitled to terminate his employment with the Employer for "Good Reason" (as defined below). For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's express written consent, of any of the following circumstances: (i) the relocation of the Executive's base office to an office that is more than 50 highway miles from Frederick, Maryland or (ii) a material breach of this Agreement by the Employer. If the Executive terminates his employment for Good Reason, the Executive shall be considered to have been terminated by the Employer for reasons other than Cause, death or disability and the Executive shall be entitled to severance pay and benefits to the same extent as a termination described in Section 6.03.

         Section 6.05 Off-set. If during the Severance Period the Executive accepts other employment or consultancy, the portion of the severance pay awarded to the Executive hereunder that is based upon Executive's Base Salary shall be reduced by the amount of any compensation payable as a result of such other employment or consultancy.

         Section 6.06. Benefits. Upon termination of employment hereunder, Executive shall be entitled to continue receiving benefits to the extent expressly provided for in the benefit plans in which Executive participates at the time of termination and as otherwise required by law.

                                   ARTICLE VII

                        NON-COMPETITION, CONFIDENTIALITY

                         AND NON-SOLICITATION COVENANTS

         Section 7.01 Executive acknowledges that Executive's employment hereunder will provide Executive with access on a continual basis to confidential and proprietary information concerning the Business, which is not readily available to the public; and that Employer would not enter into this Agreement but for the covenants (the "Restrictive Covenants") contained in this
Article VII. Accordingly, Executive agrees that:

         (a) During the term of employment hereunder and, for a period of one
(1) year thereafter (the "Restricted Period"), Executive shall not, directly or indirectly, (i) engage in any business that is competitive with the Business for his own account; or (ii) render any services which constitute engaging in any business that is competitive with the Business in any capacity to any person (other than with the consent or at the direction of Employer); nor shall Executive own an equity interest in any person which is engaged in any business that is competitive with the Business, provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any person which are traded on any national securities exchange or NASDAQ, if Executive is not a controlling person of, or a member of a group which controls, such person, and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

         (b) Executive shall forever maintain in strictest confidence all information relating to the Business and to each of the Related Entities, which is known or becomes known to Executive, including, without limitation, trade secrets, know-how, financial statements and data, contracts (whether oral or written), customer and advertiser lists, rate schedules, pricing policies, marketing plans and strategies, and business acquisition plans (collectively, the "Confidential Information"), and shall not, except in connection with the business affairs of Employer and its affiliates, disclose any Confidential Information to any person, other than with the express written consent of Employer. Confidential Information shall not include information which Executive can demonstrate (A) has become generally available to the public other than as a result of a disclosure by Executive, (B) was available to Executive on a non-confidential basis prior to its disclosure to Executive by Employer, or (C) has become available to Executive on a non-confidential basis from a source other than Employer, provided that such source is not known by

Executive after reasonable inquiry to be bound by a confidentiality agreement with Employer or otherwise prohibited from transmitting the information to Executive by a legally binding obligation.

         Notwithstanding anything in this Agreement to the contrary, in the event that a request or demand is made upon Executive, by written interrogatory, request for information or documents, subpoena, court order, civil investigative demand or other legal process, to disclose any Confidential Information, which disclosure is not otherwise permitted hereunder, Executive will provide Employee with prompt notice of any such request or demand so that Employer may seek an appropriate protective order or waive compliance with the provisions of this Agreement. Executive will not oppose action by, and will cooperate with, Employer in any effort to obtain an appropriate protective order.

         All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information heretofore or hereafter made or compiled by Executive or made available to Executive concerning the Businesses shall be the property of the respective Related Entities, shall be kept confidential in accordance with the provisions of this Section 7.01(b), and shall be delivered to the respective Related Entities promptly upon termination of this Agreement or at any earlier or later time upon the request of Employer.

         (c) During the Restricted Period, Executive shall not, directly or indirectly, solicit or encourage any current employee, officer or director of any of the Related Entities to leave the employment of his employer, or hire any current or former employee, officer or director of, any of the Related Entities.

         (d) During the Restricted Period, Executive shall not, directly or indirectly, solicit or encourage any person who is a customer or advertiser of any of the Related Entities, or the affiliates or associates thereof, to discontinue such person's business relationship with any of the Related Entities.

         Section 7.02 Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this Agreement;
(ii) the Restrictive Covenants are reasonable in scope and in all other respects; (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Related Entities; (iv) money damages would be an inadequate remedy at law for the Related Entities in the event of a breach of any of the Restrictive Covenants by Executive; and (v) specific performance in the form of injunctive relief would be an adequate remedy for the Related Entities.

         Employer and Executive hereby submit to the jurisdiction of the Courts of the State of New York to enforce the Restrictive Covenants and agree that if Executive breaches or threatens to breach a Restrictive Covenant, Employer (or any of the other Related Entities) shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

                                  ARTICLE VIII

                                   ARBITRATION

         Section 8.01 Except as otherwise set forth in Section 7.02 above, Employer and Executive each waives any right each may have to a civil lawsuit and trial by jury in connection with any dispute between them arising out of, concerning or connected with this Agreement and each agrees that, upon the written request of the other party, any such dispute shall be submitted to arbitration. Arbitration shall take place in the City of Baltimore, or such other place as the parties may agree, and shall be governed by the rules of the American Arbitration Association.

         Section 8.02 Employer and Executive shall select one (1) arbitrator to hear and determine the dispute from a list of five (5) candidates provided by the American Arbitration Association.

         Section 8.03 The arbitrator's award shall be final and binding on the parties and the arbitrator may invoke any remedy available in equity or at law, including, without limitation, injunctions and restraining orders. The parties agree to the jurisdiction of the Courts of the State of Maryland for confirmation and enforcement of the arbitrator's award.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.01 In the event of arbitration or an action at law or in equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs. The arbitrator's fees and costs incurred shall be borne by the losing party.

         Section 9.02 This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the subject matter hereof, including, without limitation, the 1998 Employment Agreement. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

         Section 9.03 Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by courier service (with next day delivery requested) or the U.S. Postal Service by express mail (with next day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed, upon transmission of the fax, in the case of a courier service or the U.S. Postal Service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:



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

         If to Employer:

         C/o The Official Information Company
         250 West 57th Street, Suite 2421
         New York, New York  10019
         Attn:  President

         If to Executive:

         Michael Goodwin
         7071 St. George Place
         Ijamsville, MD

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

         Section 9.04 This Agreement shall be governed by, and construed in accordance with, the law of the State of Maryland, without regard to principles of conflicts of law, except that the provisions of Section 9.09 shall be governed by, and construed in accordance with, the law of the State of Delaware.

         Section 9.05 No breach of any provision hereof may be waived unless in writing. Waiver of any breach of any provision hereof shall not be deemed a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement, executed by the parties hereto.

         Section 9.06 In the event any one or more of the provisions contained in this Agreement shall be held by an arbitrator or court of competent jurisdiction to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

         Section 9.07 This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all the parties hereto.

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

         Section 9.08 Both parties hereto acknowledge that they have had the advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import of all the terms hereof.

         Section 9.09 Employer shall indemnify and hold harmless Executive to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time, (as if Employer were a corporation since, currently, it is not) against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") in which he is a party or is threatened to be made a party to or is involved in by reason of the fact that he is or was a director or officer of Employer or is or was serving at the request of Employer as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise. The right to indemnification conferred herein shall include the right to be paid by Employer the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by Executive in his capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to Employer of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified hereunder. Employer shall have no obligation to indemnify Executive hereunder if Executive has failed to meet a standard of conduct that makes it permissible under Delaware law for a corporation to indemnify Executive for the amount claimed.



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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

                                EXPOEXCHANGE, LLC

                                By:
                                   ----------------------------------



                                -------------------------------------
                                Michael Goodwin



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


                                                                       EXHIBIT A

                                RESPONSIBILITIES

                           PRESIDENT - GALAXY DIVISION

As President of the Galaxy Division, you will be responsible to the Chairman of the Board and the Chief Executive Officer of ExpoExchange for the following:

1.   Building and leading a well-motivated team of professionals.

2. Preparation of the Strategic and Business Plan for the Galaxy division on an annual basis. 3. Implementing the plans for the Galaxy division which are designed to achieve Revenue and EBITDA forecasts for the Galaxy division.

4. Support the ExpoExchange CFO to produce monthly accounts for the Galaxy division in a timely and accurate fashion.

5. Developing and executing sales marketing plans designed to grow the Galaxy division at rates reasonably established by the Chairman of the Board and the Chief Executive Officer of ExpoExchange.

6. Work with the CEO of ExpoExchange to introduce and implement the agreed development projects, information technology operations, production, sales, marketing, customer, financial and management information systems



                                       13